Exhibit 10z1

DATED THE 6th February, 2013

Agreement between

Bright Mountain Holdings, Inc.

And its Shareholders
6301 NW 5th  Way
Suite 1400
Ft Lauderdale, FL 33309

-AND-

Medytox Solutions, Inc.

400 South Australian Ave St. 855
West Palm Beach
Florida 33401

Agreement for the purchase

Of

Bright Mountain Holdings, Inc.

By

Medytox Solutions, Inc.

Agreement:

This Agreement dated 6th February, 2013, describes a transaction as has been discussed between the parties hereto. The agreement does not purport to deal with all the issues required in a transaction of this nature but the parts as agreed herein are binding upon the parties to use their best efforts to complete the transaction as described herein. Each party will be responsible to seek their own legal representation and neither party will have any responsibility for any costs that the other party may incur as part of this process.

The parties agree and confirm that all communication and discussions regarding this transaction will remain confidential until complete and that under no circumstance will any information be released publicly unless as may be required by law and certain SEC rules to disclose certain information. The release of any information will be agreed by all parties before being made publicly available.

BETWEEN:

Medytox Solutions, Inc., 400 S Australian St 855 West Palm, Beach,
Florida 33401 (Buyer)

And

Bright Mountain Holdings, Inc. and its shareholders, 6301 N.E. 5th
Way, Suite 1400, Ft. Lauderdale, FL. 33308 (Seller)

WHEREAS:

A.	Medytox Solutions, Inc. (hereinafter referred to as MED or Buyer) is a US based public company that desires to become the controlling shareholder in Bright Mountain Holdings, Inc. (BMT).

B.
Bright Mountain Holdings Inc. and its shareholders (hereinafter referred to as BMT or Seller) is a fully reporting and SEC compliant public company based in Ft Lauderdale, FL traded on the OTCBB exchange and desires to be purchased by MED.

The parties' agree as follows:

WHEREAS, the Buyer wishes to obtain a controlling interest of the Company from the Seller;

NOW THEREFORE, the Seller and the Buyer hereby agree:

1)
Buyer shall purchase 93% of the currently issued and outstanding common shares of the Seller from current shareholders for the total sum of $268,000 as follows. A current shareholder schedule is attached as Attachment A hereto. The shares being purchased by Buyer will be identified from this schedule

i)	Payment of $25,000 on signing of this agreement. This payment will bind the Seller to;

(a)	Grant the Buyer 45 days to complete formal contracts ("close") and the relevant additional documents that are required to complete a transaction of this nature;

(b)	Deliver the relevant Board resolutions that will be required to confirm the Sellers actions that will be required to complete the terms and actions that are described herein;

(c)	Complete the formal agreements/contracts as will be prepared by Buyers lawyers to complete the transaction as described herein.

ii)
The provision of a Promissory Note from Buyer as part of formal agreements, confirming the payment of $243,000 paid quarterly at a rate of $40,000 per quarter until paid in full with the 1'1 payment due on May 4th 2013; At the close 93% of the issued shares will be delivered to Buyer. There are no other shares of any class currently issued by Seller

2)	On signing this agreement Buyer shall provide up to $20,000 to pay current outstanding Payables of the Seller as detailed in Attachment B hereto

3)
As Consideration for the provision of cash to pay liabilities as described in 2) above BMT will create, issue and deliver to MED Preference A shares. The designation of the Preference A shares will include but not be limited to the following;

(a)	They will have 100% voting rights of BMT

(b)	They will not be convertible into common shares

(c)	They may be repurchased by BMT on terms agreed by the holders

(d)	There will be no other Preference shares with similar rights created by BMT

(e)	MED will own 100% of the Preference A shares

4)
    It is understood that at the Close Jerry Burden and BMT shareholders will own seven percent (7%) of the common stock. The majority of these shares will be restricted from sale under rule 144 and will be subject to a "bleed out" agreement from August thru December 2013 monthly in equal amounts.

5)
    Seller shall provide any and all corporate documentation and due diligence information as may be required by Seller, including but not limited to Articles of Incorporation and By-laws and details of all share issuances and cancellations that have taken place in the previous 3 years and any and all financial information that may be requested. The most recent financial statements are attached as Attachment C hereto

6)
    The Seller confirms that total common shares issued are 1,386,280, authorized are 195,000,000 and none of the 5 Million Preferred have been issued; management owns approximately 95% of issued shares. It is agreed that at the Close, a total of 25,000,000 to 30,000,000 shares will be issues.

7)	Seller confirms that The Float in the public marketplace is approximately 286,000 shares.

8)
    Each party shall be responsible for completing their own due diligence and will be responsible for all of their own costs and legal expenses incurred with the proposed transaction with no recourse to the other party in the event that the transaction as described does not close successfully.

9)
    Upon completion of this agreement it is the intention of MED and BMT to seek and facilitate the purchase of Medial Software Solutions companies that have revenue or have the potential to very quickly generate revenue and profits. MED currently has a number of "target companies" that it is in discussions with and while there is no guarantee that anyone of the current "target companies" will close successfully MED will use its best efforts to complete the purchase of a "Medical Software Solutions" Company into BMT within 90 days hereof.

10)
    It is envisaged that BMT will create and issue Preference C shares that will be convertible to common shares in BMT, to the Sellers of "target companies" as part of agreements to purchase these companies.

11)
    MED will make available to BMT an estimated $500,000 to $750,000 in acquisition money and working capital over the following six months as is estimated by MED as the current cash requirement to get the "target companies" purchased and cash positive.

12)	BMT will be required to complete a name change to better reflect the business of the "target companies" in the event that any acquisition is completed.

13)
    MED agrees that BMT will hire Jerrold D. Burden to continue as the President of the Company for a minimum of 6 months at a salary of $5,000 a month. Mr. Burden will assist in all matters pertaining to the successful transition of BMT undertaking a new business plan. An draft employment describing the above to form part of the formal documents at "close" is attached as Attachment D hereto.

14)
    BMT officers and management will convert accrued expenses, accrued salaries and convertible promissory notes approximately totaling $515,587 currently on the books and records to restricted common shares of the company's stock and will confirm that no further liabilities of any form exist.

15)
    BMT confirms that there are no outstanding agreements or arrangements that would in any way impede the transaction as is described herein and confirms that there are no agreements providing entitlement to shares, options or any other form of consideration from BMT now or at a future date.

16)
    This agreement and the initial provision of cash as described in 1) i) and 2) herein is binding on BMT/Seller to complete the actions and agreements as are described herein to complete this transaction in full BUT the agreement to "close" by Buyer is subject to the satisfactory due diligence and confirmation that the warranties and disclosures by BMT/Seller are accurate. In the event that any representations and warranties that BMT Seller has made within this agreement are materially inaccurate then Buyer will be entitled to recover any money provided.

17)	REPRESENTATIONS AND WARRANTIES OF BUYER
    The Buyer makes the following warranties and representations to the Seller: The Buyer is a Florida based Nevada corporation. All actions necessary or appropriate for the Buyer to consummate this transaction shall have taken place on or before the Close date. The representations and warranties of the Buyer shall be true as of the date of this Agreement and shall continue to be true through the Close Date. All the terms and conditions of this Agreement shall have been materially complied with.

18)	REPRESENTATIONS AND WARRANTIES OF SELLER(S)
    The Seller(s) makes the following warranties and representations to the Seller: The Seller(s) have the full right and authority to sell the shares as referred to in this agreement and confirm that the shares being sold will be fully paid for and without lien 01' encumbrance of any kind. All actions necessary or appropriate for the Seller(s) to consummate this transaction shall have taken place on or before the Close Date. The representations and warranties of the Seller(s) shall be true as of the date of this Agreement and shall continue to be true through the Close Date. All the terms and conditions of this Agreement shall have been materially complied with.

19)	Both parties will accept a faxed or scanned copy of this signed agreement in whole or in part as binding

20)
   Upon the signing of this document, both parties agree that they have entered into a mutually exclusive agreement and hereby confirm that each party has the right and ability to deliver any parts as may be required to complete this agreement.

21)	The parties agree that all agreements will be governed by the Laws of Florida.

22)
   The Board of Directors will appoint William Forhan CEO and Secretary and Justin Doherty as a director and COO of BMT at the "close" and provide resignation letters as may be required for existing officers and directors.

Signed by William Forhan	/s/ W Forhan	Date	2/6/2013

For and on behalf of Medytox Solutions, Inc.

Signed by Jerrold D. Burden	/s/ Jerrold D. Burden	Date	Feb. 6, 2013

For and on behalf of Bright Mountain Holdings, Inc.

Schedule A
Shareholder details including ownership of Company and "selling" shareholders

Please see attached PDF document labelled "Bright Mountain List 2.5.13"

Schedule B

Liabilities to be paid up to $20,000

$9,000  Loan to company for expenses from Ronald Teblum. Make checks payable to "Ronald Teblum"

$3,200 owed to Gradient Software for past technology work done for the company. Make cheek payable to Gradient Software, Inc.

$300 owed to Empire Stock Transfer Agency. Make check payable to Empire Stock Transfer.

$3,500 owed to Capital one for expenses related to the reverse split and name change (Finra, SEC, DTC, Sec of State of Nevada). Make check payable to Capital One.

$2,000 owed to Auditors in back fees. Make cheek payable to Salberg & Company.

$2000 to Edgarizer for XBRL format and last 10K. Make check payable to Jacqueline Dittrich.

Schedule C

Balance sheet and P&L statement

Separate document to be attached for 10K financials and work papers.

Schedule D

Agreement for the employment of Jerrold D. Burden as President or can be assigned.

Salary -minimum of 6 months for $30,000 payable bi-weekly.